Exhibit 4.1

DESCRIPTION OF SKYX PLATFORMS CORP. COMMON STOCK

The following summarizes the terms and provisions of the common stock of SKYX Platforms Corp., a Florida corporation (the “Company”), which common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and Third Amended and Restated By-Laws (the “By-Laws”), which the Company has previously filed with the Securities and Exchange Commission, and applicable Florida law.

Authorized Capital

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, no par value per share (the “Common Stock”), and 20,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

Common Stock

Dividend Rights

The holders of Common Stock are entitled to any dividends that may be declared by the board of directors of the Company out of funds legally available for payment of dividends, subject to the prior rights of holders of Preferred Stock (including the Series A Preferred Stock and Series A-1 Preferred Stock (as defined below)) and any contractual restrictions the Company has against the payment of dividends on Common Stock.

Voting Rights

Holders of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors. Directors are elected by a plurality of the votes cast by the holders of Common Stock. Except as otherwise required by law or the Company’s Articles of Incorporation or By-Laws, all other matters brought to a vote of the holders of Common Stock are approved if the votes cast in favor of the action exceed the votes cast against the action.

Liquidation

In the event of the Company’s liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock.

Rights and Preferences

All outstanding shares of Common Stock are duly authorized, fully paid and non-assessable. The Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company has designated, including the Series A Preferred Stock and Series A-1 Preferred Stock, or may designate in the future.

Stock Exchange Listing

The Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “SKYX.”

Registration Rights and Anti-Dilution Provisions

Certain of the Company’s outstanding shares of Common Stock and securities convertible into or exercisable for Common Stock have registration rights or are subject to a form of antidilution protection provisions.

Preferred Stock

We have 400,000 authorized shares of Series A Preferred Stock, no par value per share (“Series A Preferred Stock”), of which 200,000 shares are issued and outstanding, and 400,000 authorized shares of Series A-1 Preferred Stock, no par value per share (“Series A-1 Preferred Stock”), of which 260,000 shares are issued and outstanding. The remainder of the Company’s authorized preferred stock is undesignated and unissued. Under the terms of the Articles of Incorporation, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

Series A Preferred Stock

The Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (the “Series A Certificate of Designation”) provides for cumulative cash dividends at an annual rate of 8% of the original issue price of $25.00 per share of Series A Preferred Stock, payable quarterly in arrears. In the event the full cumulative dividends are not paid on a dividend payment date, dividends will accrue on the sum of the original issue price, plus the amount of unpaid dividends, at an annual rate of 12%, until such date as the Company has paid all previously accrued but unpaid dividends. In addition, holders of Series A Preferred Stock are also entitled to participate in and receive any dividends declared or paid on the Company’s Common Stock on an as-converted basis.

Each holder of Series A Preferred Stock has the right, at such holder’s option, to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock at an initial conversion price per share of $2.00, subject to price protection up to a maximum of 40% in the event the Company issues Common Stock below $2.00 per share. For two years following the closing date of the securities purchase agreement (the “Series A Purchase Agreement”), the Series A Preferred Stock is subject to mandatory conversion by the Company upon the occurrence of specified events. In no event will the aggregate number of shares of Common Stock that may be issued upon the conversion of the Series A Preferred Stock exceed 19.99% of the Common Stock outstanding on the date of the Series A Purchase Agreement prior to closing, unless the Company obtains stockholder approval.

The Company may redeem all or any of the Series A Preferred Stock for cash at any time beginning five years after the closing date of the Series A Purchase Agreement at a redemption price per share equal to $25.00, plus all accrued and unpaid dividends on the Series A Preferred Stock being redeemed (the “Series A Redemption Price”). Upon a “Fundamental Change” (involving a change of control, as further described in the Series A Certificate of Designation), each holder may require the Company to redeem the holder’s Series A Preferred Stock at the Series A Redemption Price. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive an amount equal to $25.00 per share, plus accrued and unpaid dividends.

With respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks senior to the Company’s Common Stock and any other class or series of capital stock of the Company created after the Series A Preferred Stock, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock, and on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding indefinitely unless converted into Common Stock or redeemed by the Company, in which case such shares of Series A Preferred Stock may not be reissued and will automatically be retired and cancelled and resume the status of authorized but unissued shares of preferred stock.

Holders of Series A Preferred Stock generally will be entitled to vote with the holders of the Company’s Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as a single class) on an as-converted basis. The Series A Preferred Stock is entitled to a separate class vote on all matters that impact the rights, value or conversion terms or ranking of the Series A Preferred Stock.

Additionally, the Company shall not, without the approval of 51% of the then outstanding shares of Series A Preferred Stock, (i) issue additional shares of Series A Preferred Stock; (ii) create or issue (A) any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to dividends or distributions or (B) any other securities ranking on parity with the Series A Preferred Stock having the same liquidation preference as the Series A Preferred Stock; or (iii) amend, modify or alter in any manner (A) the Series A Certificate of Designation or (B) the Company’s Articles of Incorporation (including by filing any new certificate of designation or elimination) or its By-Laws in a manner that adversely affects the rights, preferences, privileges or restrictions of the Series A Preferred Stock. Pursuant to the Series A Purchase Agreement, the investors in the Series A Preferred Stock consented to the sale and issuance of up to 400,000 shares of a series of preferred stock that, among other things, ranks on parity with or junior to the Series A Preferred Stock.

Series A-1 Preferred Stock

The Certificate of Designation of Rights, Preferences and Privileges of Series A-1 Preferred Stock (the “Series A-1 Certificate of Designation”) provides for cumulative cash dividends at an annual rate of 8% of the original issue price of $25.00 per share of Series A-1 Preferred Stock, payable quarterly in arrears. In the event the full cumulative dividends are not paid on a dividend payment date, dividends will accrue on the sum of the original issue price, plus the amount of unpaid dividends, at an annual rate of 12%, until such date as the Company has paid all previously accrued but unpaid dividends. In addition, holders of Series A-1 Preferred Stock are also entitled to participate in and receive any dividends declared or paid on the Company’s Common Stock on an as-converted basis.

Each holder of Series A-1 Preferred Stock has the right, at such holder’s option, to convert such holder’s shares of Series A-1 Preferred Stock into shares of Common Stock at an initial conversion price per share of $2.00, subject to price protection up to a maximum of 40% in the event the Company issues Common Stock below $2.00 per share. For two years following the closing date of the securities purchase agreement (the “Series A-1 Purchase Agreement”), the Series A-1 Preferred Stock is subject to mandatory conversion by the Company upon the occurrence of specified events. In no event will the aggregate number of shares of Common Stock that may be issued upon the conversion of both the Series A Preferred Stock and the Series A-1 Preferred Stock exceed 19.99% of the Common Stock outstanding on the date of the Series A-1 Purchase Agreement prior to closing, unless the Company obtains stockholder approval.

The Company may redeem all or any of the Series A-1 Preferred Stock for cash at any time beginning three years after the closing date of the Series A-1 Purchase Agreement at a redemption price per share equal to $25.00, plus all accrued and unpaid dividends on the Series A-1 Preferred Stock being redeemed (the “Series A-1 Redemption Price”). Upon a “Fundamental Change” (involving a change of control, as further described in the Series A-1 Certificate of Designation), the Company may redeem the outstanding Series A-1 Preferred Stock at the Series A-1 Redemption Price. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A-1 Preferred Stock shall be entitled to receive an amount equal to $25.00 per share, plus accrued and unpaid dividends.

With respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A-1 Preferred Stock ranks senior to the Company’s Common Stock and any other class or series of capital stock of the Company created after the Series A-1 Preferred Stock, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A-1 Preferred Stock, and on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A-1 Preferred Stock. The Series A-1 Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding indefinitely unless converted into Common Stock or redeemed by the Company, in which case such shares of Series A-1 Preferred Stock may not be reissued and will automatically be retired and cancelled and resume the status of authorized but unissued shares of preferred stock.

Holders of Series A-1 Preferred Stock generally will be entitled to vote with the holders of the Company’s Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as a single class) on an as-converted basis. The Series A-1 Preferred Stock is entitled to a separate class vote on all matters that impact the rights, value or conversion terms or ranking of the Series A-1 Preferred Stock.

Additionally, the Company shall not, without the approval of 51% of the then outstanding shares of Series A-1 Preferred Stock, (i) issue additional shares of Series A-1 Preferred Stock; (ii) create or issue (A) any class or series of capital stock ranking senior to the Series A-1 Preferred Stock with respect to dividends or distributions or (B) any other securities ranking on parity with the Series A-1 Preferred Stock having the same liquidation preference as the Series A-1 Preferred Stock; or (iii) amend, modify or alter in any manner (A) the Series A-1 Certificate of Designation or (B) the Company’s Articles of Incorporation (including by filing any new certificate of designation or elimination) or its By-Laws in a manner that adversely affects the rights, preferences, privileges or restrictions of the Series A-1 Preferred Stock. Pursuant to the Series A-1 Purchase Agreement, the investors in the Series A-1 Preferred Stock consented to the sale and issuance of up to 400,000 shares of the Series A Preferred Stock.

Anti-Takeover Provisions

Certain provisions of Florida law, the Articles of Incorporation and the By-Laws, summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that might result in a premium over the market price for the Company’s shares.

Florida Law

As a Florida corporation, the Company is subject to certain anti-takeover provisions that apply to public corporations under the Florida Business Corporation Act (“FBCA”). Pursuant to Section 607.0901 of the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

●	prior to the time that such stockholder became an interested stockholder, the board of directors approved either the affiliated transaction or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of such a business combination or extraordinary corporate transaction that resulted in the subject stockholder becoming an interested stockholder, such stockholder owned at least 85% of the outstanding voting shares of the corporation at the time such transaction commenced, exclusive of shares owned by directors who are also officers and certain employee stock plans; or
●	at or subsequent to the time the subject stockholder became an interested stockholder, such business combination or other extraordinary corporate transaction is approved by the board of directors and authorized by an affirmative vote of the holders of at least two-thirds of the voting shares of the corporation (excluding shares held by the interested stockholder) at an annual or special meeting of stockholders, and not by written consent.

Notwithstanding the above, the voting requirements set forth above do not apply to a particular affiliated transaction if one or more conditions are met, including, but not limited to, the following: the affiliated transaction has been approved by a majority of the disinterested directors of the corporation; the corporation has not had more than 300 stockholders of record at any time during the three years preceding the announcement date; the interested stockholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least three years preceding the announcement date; or the consideration to be paid to the holders of each class or series of voting shares in the affiliated transaction meets certain minimum conditions.

An interested stockholder is generally defined as a person who, together with affiliates and associates, beneficially owns more than 15% of a corporation’s outstanding voting shares. The Company has not made an election in the Articles of Incorporation to opt out of Section 607.0901 of the FBCA.

In addition, Section 607.0902 of the FBCA contains certain prohibitions relating to “control share acquisitions.” The Articles of Incorporation include a provision that opts the Company out of the “control share acquisition” statute under the FBCA.

Articles of Incorporation and By-Laws

The board of directors has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of Preferred Stock and to fix the designations, powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, which could delay, deter or prevent any attempt to acquire or control the Company or could make removal of management more difficult. A majority vote of the stockholders is required to remove directors from office, with or without cause; a majority of the board of directors may remove a director for cause. The By-Laws provide that a special meeting of stockholders may be called only by the order of the chairman of the board of directors or upon the written request of stockholders owning at least a majority of the outstanding shares of the Company entitled to vote for directors as of the date of such request. The By-Laws also establish an advance notice procedure for stockholder proposals and nominations to be brought before an annual meeting of the Company’s stockholders.